RAVE RESTAURANT GROUP, INC.

as the Company

and

SECURITIES TRANSFER CORPORATION

as Trustee

________________________________________

SUPPLEMENTAL INDENTURE NUMBER 1

________________________________________

DATED AS OF OCTOBER 31, 2017

________________________________________

RELATING TO

RAVE RESTAURANT GROUP, INC.

4% CONVERTIBLE SENIOR NOTES DUE 2022

SUPPLEMENTAL INDENTURE NUMBER 1

THIS SUPPLEMENTAL INDENTURE NUMBER 1, dated as of October 31, 2017, between RAVE RESTAURANT GROUP, INC., a Missouri corporation (the “Company”), and SECURITIES TRANSFER CORPORATION, a Texas corporation, as Trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and Trustee have entered into an Indenture, dated as of March 3, 2017 (the “Indenture”), providing for the issuance of the Company’s 4% Convertible Senior Notes due 2022 (the “Notes”); and

WHEREAS, the Company has determined that it wishes to change the Conversion Date of the Notes from the quarterly dates of February 15, May 15, August 15, and November 15 of each year to the 15th day of each month of each year or, if such date is a Legal Holiday, to the next immediate Business Day, and that such change will be advantageous to the Holders of the Notes; and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Company and the Trustee may amend or supplement the Indenture without notice to or consent of any Holders of the Notes to make any change that does not materially adversely affect the rights of any Holder of the Notes; and

WHEREAS, all acts and things necessary to make this Supplemental Indenture Number 1, when executed by the Company and authenticated and delivered by the Trustee, as provided in the Indenture, the valid, binding and legal obligation of the Company, and to constitute these presents, together with the Indenture, a valid supplemental indenture according to its terms and the terms of the Indenture, have been done and performed and the execution of this Supplemental Indenture Number 1 has in all respects been duly authorized;

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE NUMBER 1 WITNESSETH:

ARTICLE I
DEFINITION OF TERMS

Section 1.01. Definitions. The terms used in this Supplemental Indenture Number 1 have the meanings assigned to them in the Indenture, excluding only the term “Conversion Date.”

ARTICLE II
CONVERSION DATE

Section 2.01. New Definition of Conversion Date. Effective on the date of this Supplemental Indenture Number 1, henceforth:

“Conversion Date” means the 15th day of each month or, if such date is a Legal Holiday, the next immediate Business Day.

SUPPLEMENTAL INDENTURE NUMBER 1

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture Number 1 to be duly executed by persons duly authorized, as of the day and year first written above.

COMPANY:

RAVE RESTAURANT GROUP, INC.

By: /s/ TIM MULLANY

Name: Tim Mullany

Title: Chief Financial Officer

TRUSTEE:

SECURITIES TRANSFER CORPORATION

By: /s/ MATTHEW SMITH

Name: Matthew Smith

Title: Chief Operating Officer

SUPPLEMENTAL INDENTURE NUMBER 1